Exhibit 99.1

 Resources Corp.

NEWS RELEASE	NOVEMBER 16, 2009

PRIVATE PLACEMENT

Xtra-Gold Resources Corp. (“Xtra-Gold” or “the Company”) – “XTGR” (OTCBB – NASD) is pleased to announce that it plans to conduct a Regulatory S private placement for up to US$3,000,000. The Company is offering up to 3,000,000 units (the “Units”) at a price of US$1.00 per share comprised of one share in the common stock of the corporation (a “Share”) and half a common stock purchase warrant (a “Warrant”). Each Warrant will entitle the holder to acquire one share at a price of $1.50 per share. The warrants will be exercisable for a period of 18 months from the closing of the private placement. However; if the stock closes at $2.50 or greater for 10 consecutive days (after 12 months from the closing), the company at its option can accelerate the exercise of the warrants. The Company may pay brokerage commissions, finders’ fees and/or similar compensation of up to 10% of the gross purchase price received for the Units, and also includes broker warrants. Haywood Securities Inc has been engaged to do this non broker private placement.

About Xtra-Gold

Xtra-Gold Resources Corp. is a gold exploration company with our properties located in Ghana, West Africa.

For further information, please visit our website at www.xtragold.com. If you have any questions, please contact James Longshore, President, at 416-579-2274.